                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.     )

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                    Minnesota Power & Light Company
 ...............................................................................
            (Name of Registrant as Specified in Its Charter)


 ...............................................................................
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/   No fee required.

/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1) Title of each class of securities to which transaction applies:

         -------------------------------------------------------------------

      2) Aggregate number of securities to which transaction applies:

         -------------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

         -------------------------------------------------------------------

      4) Proposed maximum aggregate value of transaction:

         -------------------------------------------------------------------

      5) Total fee paid:

         -------------------------------------------------------------------

/ /   Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:

          ------------------------------------------------------------------

      2)  Form, Schedule or Registration Statement No.:

          ------------------------------------------------------------------

      3)  Filing Party:

          ------------------------------------------------------------------

      4)  Date Filed:

          ------------------------------------------------------------------

                                      [LOGO]

                             NOTICE AND PROXY STATEMENT



                           ------------------------------

                           Annual Meeting of Shareholders

                                   Tuesday, May 13, 1997
                                       Duluth, Minnesota

                           ------------------------------

[LOGO OF MINNESOTA POWER]                         March 20, 1997


Dear  Shareholder:

     You are cordially invited to attend Minnesota Power's 1997 Annual Meeting of Shareholders on Tuesday, May 13, 1997 at 10:30 a.m. in the auditorium at the Duluth Entertainment Convention Center (DECC). The DECC is located on the waterfront at 350 Harbor Drive in Duluth. Free parking is available in the adjoining lot. On behalf of the Board of Directors, I encourage you to attend.

     This year 13 nominees are standing for election to the Board. We are pleased to have a new nominee, Ms. Kathleen A. Brekken, President and CEO of Midwest of Cannon Falls. With her election, Ms. Brekken will bring to the Board the entrepreneurial and marketing skills she has used to build her family-owned business in Cannon Falls, Minnesota into a successful enterprise serving major markets in the U.S. and Canada.

     Also to be acted upon at our meeting is a shareholder proposal recommending that the Shareholder Rights Plan adopted by the Board on July 26, 1996 be repealed unless it is approved by shareholders. As explained more fully within, your Board of Directors believes the Rights Plan to be an important tool available to the Board for assuring that any party interested in acquiring Minnesota Power pay all shareholders full value for their shares. Therefore, we urge you to vote against this shareholder proposal.

     After our Annual Meeting, we invite you to visit with our directors, officers and employees over a box lunch. A summary of the Annual Meeting proceedings will be mailed in early June to all shareholders. If you plan on attending please return the enclosed reservation card.

     It is important that your shares be represented at the Annual Meeting. At your earliest convenience, please sign, date, and mail the enclosed proxy card in the envelope provided.

     Thank you for your  continued support.

                                                  Sincerely,

                                                  Edwin L. Russell
                                                  Edwin L. Russell
                                                  Chairman,  President and
                                                  Chief Executive Officer

                        MINNESOTA POWER & LIGHT COMPANY
--------------------------------------------------------------------------------
                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS - MAY 13, 1997
--------------------------------------------------------------------------------
     The Annual Meeting of Shareholders of Minnesota Power & Light Company will be held in the auditorium at the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota, on Tuesday, May 13, 1997 at 10:30 a.m. for the following purposes:

     1. To elect a Board of 13 directors to serve for the ensuing year;

     2. To appoint Price Waterhouse LLP as the Company's independent accountants for 1997;

     3. To vote on a shareholder proposal regarding the Company's Shareholder Rights Plan; and

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Shareholders of record on the books of the Company at the close of business on March 14, 1997, are entitled to notice of and to vote at the Annual Meeting.

     All shareholders are cordially invited and encouraged to attend the meeting in person. The holders of a majority of the shares entitled to vote at the meeting must be present in person or by proxy to constitute a quorum.

     We would appreciate your signing and returning the enclosed proxy card at your earliest convenience to facilitate an efficient tally of your votes.

By  order  of  the  Board  of Directors,


Philip R. Halverson
Philip R. Halverson
Vice President, General Counsel
and Secretary

Dated at Duluth, Minnesota
March 20, 1997

     If you have not received the Minnesota Power 1996 Annual Report, which includes financial statements, kindly notify Minnesota Power Shareholder Services, 30 West Superior Street, Duluth, MN 55802, telephone number 1-800-535-3056 or 1-218-723-3974, and a copy will be sent to you.

                        MINNESOTA POWER & LIGHT COMPANY
                            30 West Superior Street
                            Duluth, Minnesota 55802

--------------------------------------------------------------------------------
                                PROXY STATEMENT
--------------------------------------------------------------------------------
Solicitation

     The Proxy accompanying this statement is solicited on behalf of the Board of Directors of Minnesota Power & Light Company (Minnesota Power or Company) for use at the Annual Meeting of Shareholders to be held on May 13, 1997, and any adjournments thereof. The purpose of the meeting is to elect a Board of 13 Directors to serve for the ensuing year, to appoint Price Waterhouse LLP as the Company's independent accountants for 1997, to consider a shareholder proposal regarding the Company's Shareholder Rights Plan, and to transact such other business as may properly come before the meeting. All properly executed proxies received at or before the meeting, and entitled to vote, will be voted at the meeting.

     This Proxy Statement and enclosed proxy card were first mailed on or about March 20, 1997. Each proxy delivered pursuant to this solicitation is revocable any time before it is voted, by written notice delivered to the Secretary of the Company.

     The Company expects to solicit proxies primarily by mail. Proxies also may be solicited in person and by telephone at a nominal cost by regular or retired employees of the Company. The expenses of such solicitation are the ordinary ones in connection with preparing, assembling, and mailing the material and also include charges and expenses of brokerage houses and other custodians, nominees, or other fiduciaries for communicating with shareholders. Additional solicitation of proxies will be made by mail, telephone, and in person by Corporate Investor Communications, Inc., a firm specializing in the solicitation of proxies, at a cost to the Company of approximately $6,000 plus expenses. The total amount of such costs will be borne by the Company.

Outstanding  Shares  and  Voting Procedures

     The outstanding shares of capital stock of the Company, as of March 14, 1997, were as follows:

Preferred Stock 5% Series ($100 par value).......................113,358 shares
Serial Preferred Stock A $7.125 Series (without par value).......100,000 shares
Serial Preferred Stock A $6.70 Series (without par value)........100,000 shares
Common Stock (without par value)..............................32,934,958 shares

     Each share of the Company's Common Stock and preferred stocks of record on the books of the Company at the close of business on March 14, 1997, is entitled to notice of the Annual Meeting and to one vote.

     The affirmative vote of a majority of the shares of stock present and entitled to vote at the Annual Meeting is required for election of each director and for
                                       1
approval of the other items to be acted upon by shareholders. An automated system administered by the Company's Shareholder Services Department tabulates the votes. Abstentions are included in determining the number of shares present and voting and are treated as votes against the particular proposal. Broker non-votes are not counted for or against any proposal.

     Unless contrary instructions are indicated on the Proxy, all shares represented by valid proxies will be voted "FOR" the election of all nominees for director named herein, "FOR" the appointment of Price Waterhouse, LLP as the Company's independent accountants for 1997, and "AGAINST" the shareholder proposal regarding the Company's Shareholder Rights Plan.

Proposals of Shareholders for the 1998 Annual Meeting

     All proposals from shareholders to be considered at the Annual Meeting scheduled for May 12, 1998 must be received by the Secretary at 30 West Superior Street, Duluth, Minnesota 55802, not later than November 21, 1997.

Security Ownership of Certain  Beneficial Owners and Management

     The following table lists the only persons known to the Company who owned beneficially as of March 1, 1997, more than 5 percent of any class of the Company's voting securities. Unless otherwise indicated, the beneficial owners shown have sole voting and investment power over the shares listed.


                                                              Number of Shares     Percentage
Title of Class       Name and Address of Beneficial Owner    Beneficially Owned   of the Class
--------------       ------------------------------------    ------------------   ------------
Serial Preferred     ISACO                                        150,000             75.0%
Stock A              c/o IDS Trust
                     P.O. Box 1450
                     Minneapolis, MN 55485
----------------------------------------------------------------------------------------------
Serial Preferred     HARE & Co.                                    30,000              15.0%
Stock A              c/o Bank of New York
                     P.O. Box 11203
                     New York, NY 10249
----------------------------------------------------------------------------------------------
Serial Preferred    Auer & Co.                                     10,000               5.0%
Stock A             c/o Bankers Trust Co.
                    P.O. Box 704
                    New York, NY 10015
----------------------------------------------------------------------------------------------
Serial Preferred    Sigler & Co.                                   10,000               5.0%
Stock A             c/o Manufacturers  Hanover Trust Co.
                    P.O. Box 50000
                    Newark, NJ 07101-8006
----------------------------------------------------------------------------------------------
Common Stock        Mellon Bank,  N.A.                          4,865,604<F1>          15.0%<F1>
                    One Mellon Bank Center
                    Pittsburgh,  PA 15258
----------------------------------------------------------------------------------------------

<F1> Mellon  Bank  holds  4,371,481  shares in its  capacity  as Trustee of the
     Minnesota Power and Affiliated Companies Employee Stock Ownership Plan and Trust (ESOP). Generally, these shares will be voted in accordance with instructions received by Mellon Bank from participants in the ESOP.

         The following table presents the shares of Common Stock of the Company (Common Stock) beneficially owned by directors, nominees for director, executive officers named in the Summary Compensation Table appearing subsequently in this Proxy Statement, and all directors and executive officers of the Company as a group, as of March 14, 1997. Unless otherwise indicated, the persons shown have sole voting and investment power over the shares listed.

                                Shares       Stock                                         Shares       Stock
Name of Beneficial Owner        Owned*      Options<F1>      Name of Beneficial Owner      Owned*      Options<F1>
------------------------       -------      ---------        ------------------------     --------    ---------
Kathleen A. Brekken              200            0            Bruce W. Stender              2,081        1,450
Merrill K. Cragun              3,912        1,450            Edwin L. Russell             43,947<F4>   26,890
Dennis E. Evans                5,900        1,450            Arend J. Sandbulte           32,667<F5>      725
Peter J. Johnson               5,252<F2>    1,450            Donald C. Wegmiller           3,804        1,450
George  L. Mayer               2,000        1,450            John Cirello                  1,000       10,267
Paula  F. McQueen              2,700        1,450            Donnie R. Crandell            2,907<F6>   10,684<F6>
Robert S. Nickoloff            7,964        1,450            Robert D. Edwards            10,672       11,642
Jack I. Rajala                 9,400        1,450            David G. Gartzke              5,486        9,072
Nick Smith                     1,725<F3>    1,450

Directors and Executive Officers as a Group (24 in Group)                                275,570
-------------------------------------------------------------------------------------------------------------------
*Each  director,  nominee for director, and executive officer owns only a fraction of 1 percent of any class of
Company stock and all directors and executive  officers  as a group  also own less  than 1  percent  of any  class.
-------------------------------------------------------------------------------------------------------------------

<F1>   Twenty-five percent of stock options are currently exercisable.
<F2>   Voting and investment power for all shares is shared with his spouse.
<F3>   Includes 25 shares owned by his spouse.
<F4>   Includes 24,387 shares for which voting and investment power is shared with his spouse, 1,488 shares held as custodian for his children and 18,000 shares of restricted stock in which voting power is shared with his spouse.
<F5>   Includes 3,655 shares for which voting and investment power is shared with his spouse.
<F6>   Shares owned includes 623 shares owned by his spouse and stock options includes 2,625 options owned by his spouse.

--------------------------------------------------------------------------------
                       ITEM NO. 1 - ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

     It is intended that the shares represented by the enclosed Proxy will be voted, unless authority is withheld, "FOR" the election of the 13 nominees for Director named in the following section. Directors are elected to serve until the next annual election of directors and until a successor is elected and qualified or until a director's earlier resignation or removal. In the event that any nominee should become unavailable, which is not anticipated, the Board of Directors may provide by resolution for a lesser number of directors or designate substitute nominees, who would receive the votes represented by the enclosed Proxy.
                                       3

Nominees for Director
All  nominees are currently serving as directors except for Kathleen A. Brekken.

                                                                                  Director
                                                                                    Since
                                                                                  --------

PHOTO     KATHLEEN A. BREKKEN, 47, Cannon Falls, MN. President and CEO of             -
          Midwest of Cannon  Falls,  Inc., a wholesale  distributor  of seasonal gift items, exclusive  collectibles,  and distinctive home decor, with fifteen  showrooms in major  markets  throughout  the U.S. and Canada.
          Board of Regents of St. Olaf College in Minnesota.

PHOTO     MERRILL K. CRAGUN, 65, Brainerd, MN. President of Cragun Corp., a         1991
          resort and  conference  center.  Director of MP Real Estate  Holdings,
          Inc.<F1> (MP Real Estate), and MP Water Resources, Inc.* (MP Water).

PHOTO     DENNIS E. EVANS, 58, Minneapolis, MN. Member of the Executive and the     1986
          Executive  Compensation  Committees.  President  and CEO of the Hanrow
          Financial  Group,  Ltd.,  a  merchant  banking  firm.  Director  of MP
          Water<F1>,  ADESA  Corporation<F1>  (ADESA),  Angeion  Corporation and
          Astrocom Corporation.

PHOTO     PETER J. JOHNSON, 60, Tower, MN. Member of the Electric Operations        1994
          Committee. President and CEO of Hoover Construction Company, a highway and heavy  construction  contractor.  Chairman of  Michigan  Limestone
          Operations,  which produces limestone.  Director of Queen City Federal
          Savings and of Queen City Bancorp, Inc.

PHOTO     GEORGE L. MAYER, 52, Essex, CT. Founder and President of Manhattan        1996
          Realty  Group which  manages  various real estate  properties  located predominantly  in  northeastern  United  States.  Director  of MP Real
          Estate.<F1> A consultant  to the board of directors of Schwaab,  Inc., one of the country's  largest  manufacturers of handheld rubber stamps and associated products.

--------------------------------------------------------------------------------
<F1>A wholly owned  subsidiary  of  Minnesota  Power.
--------------------------------------------------------------------------------

                                                                                  Director
                                                                                    Since
                                                                                  --------
PHOTO     PAULA F. McQUEEN, 50, Punta Gorda, FL. Member of the Executive and        1993
          Audit  Committees.  Partner of Webb,  McQueen & Co., P.L., a certified public  accounting  firm.  President  and CEO of Allied  Engineering &
          Testing  Inc.,  an  engineering  and materials  testing  company.  Was previously  Director  and  President  of  PGI  Sales  Incorporated,  a
          southwest Florida community  developer.  Director of MP Water<F1>,  MP
          Real Estate<F1>, and SouthTrust Bank of Southwest Florida, N.A.

PHOTO     ROBERT S. NICKOLOFF, 67, St. Paul, MN. Chairman of the Executive          1986
          Compensation  Committee and member of the Executive  Committee.  Board
          Chairman of Medical Innovation  Capital,  Inc., and General Partner of
          Medical Innovation  Partners and Medical  Innovation  Partners II, all
          venture  capital  firms.  Self-employed  as an  attorney.  Director of
          ADESA<F1>, Green Tree Financial Corporation and Integ, Inc.

PHOTO     JACK I. RAJALA, 57, Grand Rapids, MN. Member of the Executive and         1985
          Electric Operations  Committees.  Chairman and CEO of Rajala Companies
          and Director and President of Rajala Mill Company,  which  manufacture and trade lumber. Director of Grand Rapids State Bank.

PHOTO     EDWIN L. RUSSELL, 52, Duluth, MN. Chairman, President and CEO of          1995
          Minnesota  Power.  Member of the  Executive  and  Electric  Operations
          Committees.  Director of ADESA<F1>,  MP Water<F1>, MP Real Estate<F1>,
          American Paging,  Inc.,  Capital Re, Inc.,  Tennent Co., Lake Superior
          Center,  United Way of Greater  Duluth and  Advantage  Minnesota.  Was
          previously  Group Vice  President of J. M. Huber  Corporation,  a $1.5
          billion diversified manufacturing and natural resources company.

PHOTO     AREND J. SANDBULTE, 63, Duluth, MN. Former Chairman, President and CEO    1983
          of Minnesota  Power.  Member of the Executive  Committee.  Director of
          ADESA<F1>,   St.  Mary  Land  and  Exploration  Company,   Iowa  State
          University  Foundation,  and  the  Community  Board  of  Norwest  Bank
          Minnesota North. Chairman of Lake Superior Center.

--------------------------------------------------------------------------------
<F1>A wholly owned  subsidiary  of  Minnesota  Power.
--------------------------------------------------------------------------------

                                                                                  Director
                                                                                    Since
                                                                                  --------

PHOTO     NICK SMITH, 60, Duluth, MN. Member of the Executive Compensation and      1995
          Electric  Operations   Committees.   Chairman  of  and  attorney  with
          Fryberger,  Buchanan, Smith & Frederick, P.A., a law firm. Director of
          MP  Water<F1>  and  North  Shore  Bank of  Commerce.  Chair and CEO of
          Northeast  Ventures  Corporation,  a venture capital firm investing in northeastern Minnesota.

PHOTO     BRUCE W. STENDER, 55, Duluth, MN. Member of the Audit Committee.          1995
          President and CEO of Labovitz Enterprises, Inc. which owns and manages hotel  properties.  Director of  ADESA<F1>.  Chairman of the Sota Tech
          Fund, a non-profit  corporation  developing  new  technologies,  and a
          Trustee of the C. K. Blandin Foundation.

PHOTO     DONALD  C. WEGMILLER,  58, Minneapolis, MN.  Chairman of the Audit        1992
          Committee  and  member  of  the  Executive   Compensation   Committee.
          President  and  CEO of  Management  Compensation  Group/HealthCare,  a
          national  executive  compensation  and benefits  consulting  firm. Was previously  Vice  Chairman and  President of Health Span Health System
          and President and CEO of Health One  Corporation,  diversified  health services  organizations.  Director  of G. D.  Searle  and  Co.,  HBO &
          Company,  Medical Graphics  Corporation,  InPhyNet Medical Management,
          Inc., Life Rate Systems, Inc. and Possis Medical, Inc.

--------------------------------------------------------------------------------
<F1>A wholly owned  subsidiary  of  Minnesota  Power.
--------------------------------------------------------------------------------

Board  and Committee  Meetings in 1996

     During 1996 the Board of Directors held 6 meetings. The Executive Committee, which held 6 meetings during 1996, provides oversight of corporate financial matters, performs the functions of a director nominating committee, and is authorized to exercise the authority of the Board in the intervals between meetings. Shareholders may recommend nominees for director to the Executive Committee by addressing the Secretary of the Company, 30 West Superior Street, Duluth, Minnesota 55802. The Audit Committee, which held
4 meetings in 1996, recommends the selection of independent accountants, reviews and evaluates the Company's accounting and financial practices, and reviews and recommends approval of the annual audit report. The Executive Compensation Committee, which held 3 meetings in 1996, establishes compensation and benefit arrangements for Company officers and other key executives intended to be equitable, competitive
                                       6
with the marketplace, and consistent with corporate objectives. The Electric Operations Committee, which held 4 meetings in 1996, provides oversight of the Company's MP Electric business unit. Directors on the boards of MP Water Resources, Inc., ADESA Corporation and MP Real Estate Holdings, Inc., all wholly owned subsidiaries of Minnesota Power, have oversight of Minnesota Power's water, automotive, and real estate operations, respectively. All directors attended 75 percent or more of the aggregate number of meetings of the Board of Directors and applicable committee meetings in 1996.

Director  Compensation

     Employee directors receive no additional compensation for their services as directors. In 1996 the Company paid each director an annual retainer fee of $5,000 and 500 shares of Common Stock under the terms of the Company's Director Stock Plan. In addition, each director was paid $950 for each Board, Committee, and subsidiary board meeting attended, except that $500 was paid for attendance at a second meeting held the same day as another meeting. Each director who is the Chairman of a Committee received an additional $150 for each Committee meeting attended. A $250 fee was paid for all conference call meetings. Directors may elect to defer all or a part of the cash portion of their retainer fees and meeting fees. The shares of Common Stock paid to directors during 1996 had an average market price of $27.24 per share. The Company also provides life insurance of $5,000 on the life of each director at an aggregate cost to the Company of $713 in 1996. At the Board's direction, Director Evans was paid $43,000 in 1996 for services related to the search for and hiring of Mr. Russell to assume the office of President of the Company in 1995, and for his continuing services as advisor and Board liaison to Mr. Russell when he became Chief Executive Officer (CEO) in January 1996.

     Effective January 1, 1996, non-employee directors receive automatic grants of 725 stock options every year and performance shares valued at $10,000 every other year pursuant to the Director Long-Term Stock Incentive Plan. The stock options vest 50 percent after the first year, the remaining 50 percent after the second year and expire on the tenth anniversary of the date of grant. The exercise price for each grant is the closing sale price of Company Common Stock on the date of grant. The two-year performance periods for performance shares end on December 31st the year following the date of grant. Dividend equivalents in the form of additional performance shares accrue during the performance period and are paid only to the extent the underlying grant is earned. The performance goal of each performance period is Total Shareholder Return (defined as stock price appreciation plus dividends reinvested on the ex-dividend date throughout the performance period, divided by the fair market value of a share at the beginning of the performance period) for the Company in comparison to the Total Shareholder Return for 16 diversified utilities.

Compensation of Executive Officers

     The following information describes compensation paid in the years 1994 through 1996 for the Company's named executive officers.

                                                SUMMARY COMPENSATION
------------------------------------------------------------------------------------------------------------------
                                                                                 Long Term
                                               Annual Compensation<F1>          Compensation
                                               ---------------------     ------------------------
                                                                                  Awards

Name                                                                     Restricted    Securities          All
and                                                                        Stock       Underlying         Other
Principal                                         Salary    Bonus         Award(s)      Options/         Comp.<F4>
Position                        Year               ($)       ($)            ($)         SARs (#)            ($)
------------------------------------------------------------------------------------------------------------------
Edwin L. Russell                1996             322,981   370,439        687,000<F2>    13,230          26,976
Chairman, President
and Chief Executive Officer

Arend J. Sandbulte              1996             168,077   269,674              0             0          60,002
Former Chairman, President      1995             371,090   191,014              0             0          48,974
and Chief Executive Officer<F3> 1994             352,587    45,953              0             0          74,925

Robert D. Edwards               1996             221,693   146,544              0         5,570          27,799
Executive Vice President        1995             208,481   110,132              0             0          16,588
and President-MP Electric       1994             196,154    30,860              0             0          20,173

John Cirello                    1996             195,000   163,056              0         5,051               0
Executive Vice President        1995              81,000    40,000              0             0          51,218
and President and CEO
of MP Water Resources

Donnie R. Crandell              1996             178,904   111,062              0         3,886          14,611
Senior Vice President and       1995             172,827    53,963              0             0          20,261
President - MP Real Estate      1994              37,635     5,340              0             0           2,199
Holdings

David G. Gartzke                1996             172,625    77,380              0         4,378          17,909
Senior Vice President-          1995             165,089    57,924              0             0          11,013
Finance and CFO                 1994             140,446    17,440              0             0          14,126
------------------------------------------------------------------------------------------------------------------

<F1>     Amounts shown include compensation earned by the named executive officers, as well as amounts earned but deferred at the election of those officers. The "Bonus" column is comprised of amounts earned pursuant to Results Sharing and the Annual Incentive Plan.

<F2>     The amount shown represents the value of 24,000 shares of restricted
         Common Stock granted on January 2, 1996, pursuant to the Executive Long Term Incentive Compensation Plan. At December 31, 1996, Mr. Russell held 18,000 shares of restricted Common Stock valued at $495,000. Mr. Russell receives non-preferential dividends on this stock. This award vests at a rate of 6,000 shares per year.

<F3>     Consistent with his retirement plans, Mr. Sandbulte stepped down from the Office of Chief Executive Officer effective January 23, 1996, and from the office of Chairman of the Board effective May 14, 1996, and retired effective May 31, 1996.

<F4>     The amounts shown for 1996 include the following Company contributions for the named executive officers:
                                                                    Above-Market
                                        Annual          Annual        Interest
                          Annual       Company         Company        Earned on
                         Company     Contribution   Contribution    Compensation
                       Contribution     to the         to the         Deferred
                          to the       Employee     Supplemental       Under
                         Flexible       Stock         Executive      Executive
                         Benefit      Ownership      Retirement      Incentive
 Name                      Plan          Plan           Plan           Plan *
--------------------------------------------------------------------------------
Edwin L. Russell           5,325        2,001           19,650               0
Arend J. Sandbulte         4,604        1,393           22,216          31,789
Robert D. Edwards          6,825        3,009           12,843           5,122
Donnie R. Crandell         6,825        3,009            4,777               0
John Cirello                   0            0                0               0
David G. Gartzke           6,825        3,008            4,420           3,656

* The Company made investments in corporate-owned life insurance which will recover the cost of these above-market benefits if actuarial factors and other assumptions are realized.

                       OPTIONS GRANTS IN LAST FISCAL YEAR
-------------------------------------------------------------------------------
                                                                    Alternative
                                                                       Grant
                        Individual Grants                            Date Value
-------------------------------------------------------------------------------
                     Number of       % of Total
                    Securities        Options     Exercise           Grant Date
                    Underlying       Granted to    or Base             Present
                      Options       Employees in    Price  Expiration    Value
Name                Granted (#)<F1>  Fiscal Year   ($/Sh)     Date         $<F2>
----                -----------     ------------  -------- ---------- ---------
Edwin L. Russell      13,230           11.2       28.625     1/2/06     89,435
Arend J. Sandbulte         0              0            0          0          0
Robert D. Edwards      5,570            4.7       28.625     1/2/06     37,653
Donnie R. Crandell     3,886            3.3       28.625     1/2/06     26,269
John Cirello           5,051            4.3       28.625     1/2/06     34,145
David G. Gartzke       4,378            3.7       28.625     1/2/06     29,595
-------------------------------------------------------------------------------

<F1> The stock  options  vest 50 percent  on  January  2,  1997,  and 50 percent on January 2, 1998, and are subject to a change in control acceleration provision.

<F2> The grant date  dollar  value of the stock  options is based on a combination Black-Scholes, binomial price method. The blended ratio associated with the January 2, 1996 option grants is .236, based on an average industry Black-Scholes ratio of .373 and a Minnesota Power binomial ratio (as of January 2, 1996) of .099. The method is a complicated mathematical formula premised on immediate exercisability and transferability of the options, which are not features of the Company's options granted to executive officers and other employees. The values shown are theoretical and do not necessarily reflect the actual values the recipients may eventually realize. Any actual value to the officer or other employee will depend on the extent to which the market value of the Company's common shares at a future date exceeds the exercise price. In addition to the stock prices at grant and the exercise prices, which are identical, and the ten-year term of each option, the following assumptions for modeling were used to calculate the values shown for the options granted on January 2, 1996: expected dividend yield of 7.59 percent (based on most recent quarterly dividend), expected stock price volatility of .149 (based on 250 trading days previous to January 2, 1996), and the ten-year option term and a risk-free rate of return of 5.65 percent (based on Treasury yields). The assumptions and the calculations used for the model were provided by an independent consulting firm.


                                       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                 AND FY-END OPTION VALUES
--------------------------------------------------------------------------------------------------------------------
                                                           Number of
                                                          Securities                           Value of
                                                          Underlying                         Unexercised
                                                          Unexercised                        In-the-Money
                          Shares        Value              Options                             Options
                         Acquired      Realized           at FY-End (#)                       at FY-End ($)
Name                  on Exercise(#)      ($)      Exercisable     Unexercisable      Exercisable      Unexercisable
----                  --------------   --------    -----------     -------------      -----------      -------------
Edwin L. Russell            0              0            0              13,230             0                  0
Arend J. Sandbulte          0              0            0                   0             0                  0
Robert D. Edwards           0              0            0               5,570             0                  0
Donnie R. Crandell          0              0            0               3,886             0                  0
John Cirello                0              0            0               5,501             0                  0
David G. Gartzke            0              0            0               4,378             0                  0
--------------------------------------------------------------------------------------------------------------------


                          LONG-TERM INCENTIVE PLANS -
                         AWARDS IN THE LAST FISCAL YEAR
--------------------------------------------------------------------------------

                                                 Estimated  Future Payouts under
                                                   Non-Stock  Price-Based Plans
                                                 -------------------------------
                     Number of       Performance
                   Shares, Units      or Other
                     or Other       Period Until
                      Rights        Maturation or   Threshold   Target   Maximum
Name                    (#)            Payout          (#)       (#)       (#)
----               --------------   -------------   ---------   ------   -------
Edwin L. Russell      6,245           2 years         3,122     6,245     12,489
Arend J. Sandbulte      0                0              0         0          0
Robert D. Edwards     2,629           2 years         1,314     2,629      5,258
Donnie  R. Crandell   1,834           2 years           917     1,834      3,668
John Cirello          2,384           2 years         1,192     2,384      4,769
David G. Gartzke      2,066           2 years         1,033     2,066      4,133
--------------------------------------------------------------------------------
     The table directly above reflects the number of shares of Common Stock that can be earned for the 1996-1997 performance period if the Total Shareholder
Return of the Company (or, for business unit executives, other financial measures established for business units selected because of their correlation to Total Shareholder Return) meets goals established by the Executive Compensation Committee. These goals are based on the Company's ranking against a peer group of 16 diversified electric utilities. The threshold performance share award will be earned if the Company's Total Shareholder Return ranking is at the 40th percentile, the target award will be earned if the Company is at the 50th percentile, and the maximum award will be earned if the Company is at the 76th percentile. Dividend equivalents accrue during the performance period and are paid in shares only to the extent performance goals are achieved. If earned, 50 percent of the performance shares will be paid in stock after the end of the performance period; the remaining 50 percent will be paid in stock, half on the first anniversary of the end of the performance period and half on the second anniversary thereof. Payment is accelerated upon a change in control of the Company at 200 percent of the target number of performance shares granted as increased by dividend equivalents for the performance period.

Retirement  Plans

     The following table sets forth examples of the estimated annual retirement benefits that would be payable to participants in the Company's Retirement Plan and Supplemental Executive Retirement Plan after various periods of service, assuming no changes to the plans and retirement at the normal retirement age of 65:

                                  PENSION PLAN
                                Years of Service
--------------------------------------------------------------------------------
  Remuneration<F1>       15         20          25          30          35
--------------------------------------------------------------------------------
    $125,000          $15,000    $33,500     $39,750     $46,000     $52,250
     150,000           18,000     40,200      47,700      55,200      62,700
     175,000           21,000     46,900      55,650      64,400      73,150
     200,000           24,000     53,600      63,600      73,600      83,600
     225,000           27,000     60,300      71,550      82,800      94,050
     250,000           30,000     67,000      79,500      92,000     104,500
     300,000           36,000     80,400      95,400     110,400     125,400
     400,000           48,000    107,200     127,200     147,200     167,200
     500,000           60,000    134,000     159,000     184,000     209,000
     600,000           72,000    160,800     190,800     220,800     250,800
     700,000           84,000    187,600     222,600     257,600     292,600
     800,000           96,000    214,400     254,400     294,400     334,400
     900,000          108,000    241,200     286,200     331,200     376,200
--------------------------------------------------------------------------------

<F1> Represents the highest annualized average  compensation (salary and bonus) received for 48 consecutive months during the employee's last 15 years of service with the Company. For determination of the pension benefit, the 48-month period for highest average salary may be different from the 48-month period of highest aggregate bonus compensation.

     Retirement benefit amounts shown are in the form of a straight-life annuity to the employee and are based on amounts listed in the Summary Compensation Table under the headings Salary and Bonus. Retirement benefit amounts shown are not subject to any deduction for Social Security or other offset amounts. The Retirement Plan provides that the benefit amount at retirement is subject to adjustment in future years to reflect cost of living increases to a maximum adjustment of 3 percent per year. As of December 31, 1996 (except for Mr. Sandbulte whose service is determined as of May 31, 1996, his retirement date), the executive officers named in the Summary Compensation Table had the following number of years of credited service under the plan:

        Edwin L. Russell      2 years         John Cirello          2 years
        Arend J.  Sandbulte  31 years         Donnie R.  Crandell  15 years
        Robert D. Edwards    20 years         David G. Gartzke     21 years

     With certain  exceptions,  the Internal  Revenue Code of 1986,  as amended,
(Code) restricts the aggregate amount of annual pension which may be paid to an employee under the Retirement Plan to $120,000 for 1996, which amount is subject to adjustment in future years to reflect cost of living increases. The Company's Supplemental Executive Retirement Plan provides for supplemental payments by the Company to eligible executives (including the executive officers named in the Summary Compensation Table) in amounts sufficient to maintain total retirement benefits upon retirement at a level which would have been provided by the Retirement Plan if benefits were not restricted by the Code.

Report of Board Executive Compensation Committee on Executive Compensation

     Described below are the compensation policies of the Executive Compensation Committee of the Board of Directors effective for 1996 with respect to the executive officers of the Company. Composed entirely of independent outside directors, the Executive Compensation Committee is responsible for recommending to the Board policies which govern the executive compensation program of the
Company and for administering those policies. To assist the Executive Compensation Committee in connection with the performance of such responsibilities for 1996, the Board retained the services of William M. Mercer, Inc. (Mercer), a benefits and compensation consulting firm.

     The role of the executive compensation program is to help the Company achieve its corporate goals by motivating performance, rewarding positive results, and encouraging teamwork. Recognizing that the potential impact an individual employee has on the attainment of corporate goals tends to increase at higher levels within the Company, the executive compensation program provides greater variability in compensating individuals based on results achieved as their levels within the Company rise. In other words, individuals with the greatest potential impact on achieving the stated goals have the greatest amount to gain when goals are achieved and the greatest amount at risk when goals are not achieved.

     The program also recognizes that, in order to attract and retain exceptional executive talent, compensation must be competitive in the national market when measured against comparable companies within that market. For those executives engaged primarily or exclusively in electric operations, the relevant market for purposes of comparison is other electric utilities throughout the country which, on average, are comparable in size to the Company. For those executives engaged substantially in the Company's diversification activities, the market for purposes of comparison includes both electric utilities and general industry. Comparisons with the general industry market allow recognition of skills required in diversification activities and compensation levels of executives in other industries.

     To determine market levels of compensation for executive officers in 1996, the Executive Compensation Committee relied upon comparative information provided by Mercer, based on seven surveys including data from over 100 utilities and several hundred general industrial companies. All data were analyzed to determine median compensation levels for comparable positions in comparably-sized companies. While these companies are not the same as those in the peer group used in the performance graph, the Executive Compensation Committee believes that these companies are appropriate for market compensation comparison, primarily because they are approximately the same size as the Company as measured by sales revenue.

     The Executive Compensation Committee determined that executive base salary plus additional performance-based compensation at the target level should approximate the midpoint of the range of base salary plus total performance-based compensation in the appropriate market. Executive compensation actually paid by the Company for 1996 was above target, on average, reflecting the fact that both financial and non-financial goals were, on average, met or exceeded. As a result, executive compensation paid in 1996 fell at the upper end of the mid-range of executive compensation paid by comparable companies.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's CEO and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The stock options and performance shares granted to the executive officers in 1996 under the Executive Long-Term Incentive Compensation Plan are intended to qualify as performance-based compensation and should therefore be fully deductible for Federal income tax purposes. The Company currently intends to structure the performance-based portion of its executive officer compensation to achieve maximum deductibility under Section 162(m) so long as this can be done without sacrificing flexibility and corporate objectives.

     As  described   below,   executive   officers  of  the  Company  receive  a
compensation package which consists of four basic elements: base salary, performance-based compensation, supplemental executive benefits and perquisites. The CEO's compensation is discussed separately.

Base Salary

     Base salaries are set at a level so that, if the target level of performance is achieved under the performance-based plans as described below, executive officers' total compensation, including amounts paid under each of the performance-based compensation plans, will be near the midpoint of market compensation as described above. Base salaries of the executive officers were increased by an average of 7.6 percent in 1996, reflecting market adjustments, merit increases and promotions.

Performance-Based  Compensation

     Performance-based compensation includes stock options and performance shares awarded under the new Executive Long-Term Incentive Plan, Common Stock under the old Long-Term Incentive Plan, as well as the opportunity to earn cash awards under Results Sharing and the Annual Incentive Plan. Performance goals are approved in advance by the Executive Compensation Committee and the Board. A target level of performance under the performance-based plans represents performance that is either consistent with or above budget, or represents at least median Total Shareholder Return performance as measured against the peer groups described below. Total Shareholder Return is defined as stock price appreciation plus dividends reinvested on the ex-dividend date throughout the relevant performance period, divided by the fair market value of a share at the beginning of the performance period. With target performance, plus the value of stock options granted, executive compensation will be near the midpoint of the relevant market. If no performance awards are earned, and no value is attributed to the stock options granted, compensation of the Company's executive officers would be approximately 70 percent of the market compensation level, while performance at increments above the target level will result in total compensation above the midpoint of the market.

The  Company's  performance-based  compensation  plans include:

     - Results Sharing. The Results Sharing award opportunity rewards annual performance of the executive's responsibility area as well as overall corporate performance. Awards are available to all employees on the same percentage of pay basis. Target financial performance will result in an award of 5 percent of base salary, assuming non-financial goals established by the Executive Compensation Committee are also accomplished. For 1996 the electric and water utility business units earned Results Sharing awards equaling 6.8 percent and 9.5 percent of base salary, respectively, based on business unit pre-tax operating income results (weighted 75 percent) and earnings per share performance (weighted 25 percent). Based on its contributions to the Company's earnings per share target, the real estate business unit earned an award of 7.5 percent of base salary. The Corporate group earned an award of 7.3 percent of base salary, which is an average of the above business unit results, weighted by payroll of each business unit. To earn these awards, non-financial goals approved by the Executive Compensation Committee were also achieved.

     - Annual Incentive Plan. The Annual Incentive Plan is intended to focus executive attention on meeting and exceeding annual financial and non-financial business unit goals established by the Executive Compensation Committee. For 1996 corporate executive officers were rewarded for corporate performance as measured by earnings per share of the Company's Common Stock, while the executive officers of the real estate business unit were rewarded for the contribution of their business unit to earnings per share. The executive officers of the Company's electric and water business units were rewarded for performance of their respective business units in 1996 as measured by operating cash return on investment (weighted 50 to 60 percent) and operating free cash flow (weighted 40 to 50 percent). These measures of financial performance were chosen by the Executive Compensation Committee because they are positively correlated with the Total Shareholder Return achieved by the Company for its shareholders. Target level performance is earned if budgeted financial results are achieved. In 1996 executive officers in the Corporate group earned awards averaging 38 percent of base salary by achieving earnings of $2.28 per share of Common Stock of the Company compared to the budget of $2.25, and achieving certain non-financial goals. The top executive officer in each of the electric, water and real estate business units earned awards ranging from 53.7 to 74.1 percent of base salary by exceeding financial and non-financial goals established by the Executive Compensation Committee.

     - Long-Term Incentive Plans. The Long-Term Incentive Plan is designed to motivate long-term strategic planning and reward long-term corporate performance, as measured by Total Shareholder Return over four-year performance periods commencing each January. At the outset of each performance period, the executive officers were given a maximum award opportunity of a stated number of shares of the Company's Common Stock. Sixty percent of the award opportunity with respect to the four-year period ending December 31, 1996, was based upon rank among a peer group of ten utilities operating in the same geographic region as the Company (Upper Midwest), and 40 percent of this award opportunity was based on rank among the S&P 500 companies. For the four-year performance period ending December 31, 1996, the maximum award opportunity ranged from 2,000 to 5,000 shares for the executive officers. The maximum award opportunity is earned if the Company ranks first or second in the peer group and at or above the 90th percentile among the S&P 500 companies. The Company must achieve at least a 55th percentile ranking among a peer group of ten utilities or a 40th percentile ranking among the S&P 500 companies for any award to be earned. For the four-year performance period ending December 31, 1996, no awards were earned because the Company did not achieve a Total Shareholder Return at the level required for a payout under the plan. To motivate the CEO to maintain a focus on the long-term performance of the Company during the last years before the CEO's retirement, the Executive Compensation Committee has provided for the continuing participation of the CEO in the Long-Term Incentive Plan after retirement. Consistent with this practice, in 1995, and effective with his retirement from the office of CEO in January 1996, the Board provided for the continued participation of Mr. Sandbulte in the Long-Term Incentive Plan with four-year performance periods commencing on each January 1 from 1996 through the year 2000, with a target opportunity in each year equal to 27 percent of his 1996 base salary. Any awards will be paid to Mr. Sandbulte in cash.

       Effective for 1996 no further performance periods were initiated under the Long-Term Incentive Plan, except for Mr. Sandbulte as stated above, and, with shareholder approval, the new Executive Long-Term Incentive Compensation Plan was implemented. Under the new plan, in 1996 the executive officers of the Company were awarded stock options and performance shares having target award values ranging from 25 percent to 35 percent of the executives' base salaries. The value of each award opportunity was divided equally between stock options and performance shares. The stock options will have value if the Company's Common Stock price appreciates. The performance shares will have value if, in two years from the date of grant, the Total Shareholder Return of the Company (or, for business unit executives, other financial measures established for business units selected because of their correlation to Total Shareholder Return) meets goals established by the Executive Compensation Committee. These goals are based on the Company's ranking against a peer group of 16 diversified electric utilities recommended by Mercer and adopted by the Executive Compensation Committee as appropriate comparators. The threshold performance share award will be earned if the Company's Total Shareholder Return ranking is at the 40th percentile, the target award will be earned if the Company is at the 50th percentile, and the maximum award will be earned if the Company is at the 76th percentile. Dividend equivalents accrue during the performance period and are paid in shares only to the extent performance goals are achieved. If earned, 50 percent of the performance shares will be paid in stock after the end of the performance period; the remaining 50 percent will be paid in stock, half on the first anniversary of the end of the performance period and half on the second anniversary thereof. Payment is accelerated upon a change in control of the Company at 200 percent of the target number of performance shares granted as increased by dividend equivalents for the performance period. These awards are consistent with the Executive Compensation Committee's philosophy of linking a significant portion of the executive officers' compensation to the performance of the Company as measured by Total Shareholder Return or by other measures of financial performance which correlate with Total Shareholder Return.

Supplemental Executive  Benefits

     The Company has established a Supplemental Executive Retirement Plan (SERP) to treat employees, including the executive officers, equitably by replacing benefits not provided by the Company's Flexible Benefit Plan and the Employee Stock Ownership Plan due to government-imposed limits and to provide retirement benefits which are competitive with those offered by other businesses with which the Company competes for managerial talent. The SERP also provides employees whose salaries exceed the salary limitations for tax-qualified plans imposed by the Code with additional benefits such that they receive in aggregate the benefits they would have been entitled to receive had such limitations not been imposed.

     The Company has also adopted Executive Investment Plans whereby executive officers may enter into agreements with the Company to irrevocably defer a portion of their compensation until after termination of service, retirement or death. The Executive Investment Plans are non-qualified deferred compensation plans under which benefits result wholly from deferred compensation.

Perquisites

     The Company provides various perquisites to assist selected executive officers in fulfilling their business responsibilities in a cost and time efficient manner, to the extent they are consistent with competitive practice. Perquisites provided by the Company to the named executive officers did not exceed the lesser of $50,000 or 10 percent of the total salary and bonus shown for them in the Summary Compensation Table. The perquisites provided by the Company were reviewed by the Executive Compensation Committee and determined to be reasonable and in line with electric utility companies of comparable size.

Chief  Executive  Officer  Compensation

     In January 1996 the Board of Directors increased Mr. Russell's annual base salary 8.3 percent in conjunction with his election to the office of CEO. Under the Company's Results Sharing Plan, Mr. Russell was awarded $23,416, or 7.3 percent of his base salary, which was calculated based on an average of the
Results Sharing awards paid to the Company's business units for 1996 performance, weighted by the payroll of each business unit. In April 1996 Mr. Russell was paid a bonus of $125,000, which the Executive Compensation Committee determined would be appropriate based upon Mr. Russell's contributions to the Company in 1995. Under Minnesota Power's Annual Incentive Plan for the Company's performance in 1996, Mr. Russell earned an award of $220,220, or 67.8 percent of his base salary, based on a formula established in advance by the Executive Compensation Committee which rewarded Mr. Russell, as well as other executive officers in the Corporate group, for above-budget earnings per share performance by the Company in 1996, as well as for achievement of non-financial goals established by the Executive Compensation Committee.

     Mr. Russell's compensation plan also contains elements which motivate him to focus on the longer-term performance of the Company. To align Mr. Russell's financial interests with those of the shareholders and to help retain his services for the full four-year vesting period, Mr. Russell was awarded 24,000 shares of restricted Common Stock of the Company effective January 2, 1996, pursuant to the Company's Executive Long-Term Incentive Compensation Plan, subject to the restriction that his right to retain ownership in said stock would vest at the rate of 6,000 shares per year beginning in 1996. Also under the Executive Long-Term Incentive Compensation Plan, in January 1996, Mr. Russell was awarded a target opportunity valued at 55 percent of his base salary. This value was divided equally between stock options and performance shares. The stock options become fully exercisable in two years and expire 10 years from the date of grant. The options will have value if the Company's stock price appreciates. The performance shares will have target value if, in two years from the date of grant, the Total Shareholder Return realized by Company shareholders is at the 50th percentile of a peer group of 16 diversified utilities recommended by Mercer and adopted by the Executive Compensation Committee as appropriate comparators.

     To recruit Mr. Russell from general industry and retain his services at Minnesota Power, the Executive Compensation Committee has endeavored to provide Mr. Russell with a compensation package that is half-way between the midpoints of compensation paid by electric utilities and compensation paid by general industrial companies the approximate size of the Company. The Compensation Committee has designed Mr. Russell's compensation package to provide substantial incentive to achieve and exceed the Board's Total Shareholder Return goals for the Company's shareholders.

March 20, 1997
                          Executive Compensation Committee

                          Robert  S. Nickoloff, Chairman         Dennis E. Evans
                          Donald C. Wegmiller                    Nick Smith

Compensation  Committee Interlocks and Insider  Participation

     The  members  of  the  Executive   Compensation  Committee  are  Robert  S.
Nickoloff, Chairman, Dennis E. Evans, Nick Smith, and Donald C. Wegmiller.

LAREX Economic Development Project

     In 1995 Minnesota Power began developing plans for an energy park to be located on its property adjacent to its Boswell Energy Center in Cohasset, MN. The first tenant of the energy park is LAREX International, Inc. LAREX developed a process to extract from certain tree species a substance that is used in a variety of commercial applications. Minnesota Power, through a subsidiary, entered into a contract to pay M. A. Mortenson Company $1.336 million for construction of the buildings to be occupied by LAREX, and agreed to lease these buildings to LAREX. The Iron Range Resources and Rehabilitation Board (IRRRB), a local economic development agency, has agreed to purchase the buildings from Minnesota Power's subsidiary for an amount equal to the cost of construction, and the subsidiary will then assign the building lease to the IRRRB. Minnesota Power has entered into a separate ground lease with LAREX at an economic development rate which Minnesota Power will offer to other tenants of the energy park. Minnesota Power has also provided financing to LAREX in the amount of $200,000 under the customary terms of the Minnesota Power's Economic Development Loan Program. This financing was used to purchase equipment in which Minnesota Power has retained a security interest. LAREX is providing quality jobs and represented an important first step in the development of the energy park. Following the sale of the building and assignments of the leases as described above, only the Economic Development Loan will remain an obligation to the Company.

     LAREX was founded in 1993 by Medical Innovation Fund II of Minneapolis and Northeast Ventures of Duluth. To date, LAREX's owners have invested $7.434 million in LAREX as follows: Medical Innovation Fund II has invested $3.406 million and holds 53.0 percent of all stock currently outstanding; Northeast Ventures has invested $1,030,000 and holds 16.3 percent of the currently issued and outstanding stock; and the remaining investment and stock is held by various individuals and entities including Larex International Investors Ltd. (LII), a partnership of which Kolya Management Company is the general partner. LII has invested $1.1 million. Medical Innovation Fund II, Northeast Ventures, and LII, in addition to certain other investors in LAREX, have received warrant rights based on their respective participation in specific periodic financing activity in LAREX.

     Minnesota Power Director Robert Nickoloff serves as a General Partner of Medical Innovation Partners II, possessing a 20 percent ownership interest. Medical Innovation Partners II is the general partner of Medical Innovation Fund
II. In addition, Mr. Nickoloff serves on the boards of directors of Northeast Ventures and LAREX. Northeast Ventures, together with its affiliate Iron Range Ventures, is a $9.0 million venture capital fund investing in northeastern Minnesota. Minnesota Power purchased a 21 percent interest in Northeast Ventures for $1 million in 1989 at a time when there were no relationships between Northeast Ventures and

     Minnesota Power or its directors or employees. Minnesota Power invested in Northeast Ventures as an economic development contribution and agreed that it will not withdraw its investment. Mr. Gregory Sandbulte, the son of Arend
Sandbulte, former Minnesota Power Chairman, CEO and President, and current Director, is currently president of Northeast Ventures and a director of LAREX. Mr. Nick Smith serves as chairman and CEO of Northeast Ventures, and is a member of the Minnesota Power and LAREX boards of directors. Geraldine R. VanTassel, former Vice President - Corporate Resource Planning of Minnesota Power, is a director of Northeast Ventures. Mr. Gregory Sandbulte and Mr. Smith, along with a third party, are general partners in Kolya Management Company, holding a five percent ownership interest. Mr. Bo Nickoloff, the son of Mr. Robert Nickoloff, is an employee of LAREX.

Minnesota  Power Common Stock Performance

     The following graph compares the Company's cumulative Total Shareholder Return on its Common Stock with the cumulative return of the S&P 500 Index and the S&P Utilities Index, a capitalization-weighted index of 26 stocks, which is designed to measure the performance of the electric power utility company sector of the S&P 500 Index. The S&P 500 Index is a capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries. Because this composite index has a broad industry base, its performance may not closely track that of a composite index comprised solely of electric utilities. In previous Proxy Statements, the Company used the Duff & Phelps Electric Utility Index which is no longer published. The calculations assume a $100 investment on December 31, 1991, and reinvestment of all dividends at the time paid.


[GRAPHIC MATERIAL OMMITTED-PERFORMANCE GRAPH]
                         1991     1992      1993      1994     1995     1996
                         ----     ----      ----      ----     ----     ----
Minnesota  Power        100.00   111.90    113.31    94.14    114.02   118.99
S&P  Utilities
 Index (Electrics)      100.00   105.89    119.24   103.66    135.88   135.46
S&P 500                 100.00   107.61    118.41   119.98    165.02   202.87
Duff & Phelps Electric  100.00   108.90    119.04   106.42    136.19    N/A

Certain  Relationships  and  Related  Transactions

     Effective August 21, 1996, Minnesota Power acquired the remaining 17 percent ownership interest in ADESA Corporation from the ADESA management shareholders. In connection with the transaction, Mr. D. Michael Hockett resigned from his positions as Director of Minnesota Power and Chairman, Director and CEO of ADESA, and Mr. Larry Wechter resigned from his positions as Director and President of ADESA. Mr. Hallett, who was previously President of ADESA-Canada and a director of ADESA, was elected President and CEO of ADESA. In connection with this transaction, Minnesota Power paid $36.0 million to Mr. Hockett, $2.7 million to Mr. Wechter, $1.2 million to Mr. James P. Hallett, and $1.7 million to Mr. John E. Fuller.

     In 1996 ADESA leased space for its principal offices in an office building located at 1919 S. Post Road, Indianapolis, Indiana, from CIL, Inc., an entity that is wholly owned by the former Chairman, President and CEO of ADESA, Mr. Hockett. This lease terminates on February 28, 1998, and ADESA management does not plan on renewal. ADESA paid an aggregate of $144,000 in lease payments to CIL during 1996. Management believes that the terms of the lease are comparable to terms that could be obtained by ADESA from unrelated parties for comparable rental property. As specified under a services agreement with CIL, ADESA received $99,623 in fees from CIL in 1996 for providing certain general and administrative services to CIL.

     See the disclosure herein of transactions by the Company with LAREX, Inc. under "Compensation Committee Interlocks and Insider Participation."

--------------------------------------------------------------------------------
              ITEM NO. 2 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------
     The Audit Committee of the Board of Directors of the Company has recommended the appointment of Price Waterhouse as independent accountants for the Company for the year 1997. Price Waterhouse has acted in the same capacity since October 1963.

     A representative of the accounting firm will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

     In connection with the 1996 audit, Price Waterhouse reviewed the Company's annual report, examined the related financial statements, and reviewed interim financial statements and certain of the Company's filings with the Federal Energy Regulatory Commission and the Securities and Exchange Commission.

     The Board of Directors recommends a vote "FOR" the appointment of Price Waterhouse as the Company's independent accountants for 1997.

Change in  Accountants

     On September 3, 1996, the Board of Directors of ADESA Corporation resolved to engage Price Waterhouse LLP as independent accountants for ADESA for the year ended December 31, 1996, and dismiss Ernst & Young LLP (E&Y) as such independent accountants. This change was effected for purposes of administrative efficiency and cost effectiveness following the purchase by Minnesota Power of the remaining 17 percent minority interest in ADESA in August 1996. During the two fiscal years ended December 31, 1995, and the subsequent interim period through September 3, 1996, there were no disagreements with E&Y on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the matter in their report. E&Y reports on ADESA's financial statements for the fiscal year ended December 31, 1994, and six-month periods ended June 30, 1995, and December 31, 1995, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty or audit scope. E&Y's letter dated September 5, 1996, addressed to the Securities and Exchange Commission stated it agreed with the above statements.

--------------------------------------------------------------------------------
                ITEM NO. 3 - SHAREHOLDER PROPOSAL REGARDING THE
                       COMPANY'S SHAREHOLDER RIGHTS PLAN
--------------------------------------------------------------------------------
     The following proposal was submitted by Mr. Kenneth Steiner of Great Neck, NY who owns 394 shares of Minnesota Power Common Stock. The Minnesota Power Board of Directors recommends a vote "AGAINST" this resolution.

     RESOLVED, that the shareholders of Minnesota Power & Light Company urge the board of directors to redeem any shareholder rights plan unless the issue is approved by the affirmative vote of a majority of the outstanding shares at a meeting of the shareholders held as soon as possible.

     Supporting Statement: Minnesota Power & Light Company adopted a "Shareholder Rights Plan" in July 1996 that provides formidable protection from acquirers who would seek to purchase the company without board approval. The Rights Plan, commonly known as a "Poison Pill" would become exercisable if a person or group were to acquire 15 percent or more of the company's common stock.

     I believe that this Poison Pill is both unnecessary and harmful. It serves to entrench management and the board of directors. It makes it more difficult for an outside concern to acquire our stock at a premium price because they could not go directly to the shareholders with a tender offer. Minnesota Power & Light stock has under performed its peer group and the S&P 500 in 1993 and 1994, as can be seen on page 20 of last year's proxy statement. The board of directors owns very little common stock of Minnesota Power & Light, which can be seen on page 3 of last year's proxy statement. They have unilaterally taken action to institute the "Poison Pill" plan without asking the other shareholders (who own 99% of the company's stock) what they think. The Shareholder Rights Plan is both untimely and ill-conceived, in my opinion.

     Recently Phillip Morris and Chase Manhattan both voluntarily redeemed their own Poison Pills. Minnesota Power & Light Company should attempt to emulate these well-run companies and do the same. At the very least, it should be put to a shareholder vote.

     I urge your support. Vote for this proposal.

Board of Directors Statement  Opposing the Resolution

     The Board of Directors authorized the Rights Agreement, dated July 24, 1996, between the Company and the Corporate Secretary of the Company, as Rights Agent ("Rights Plan") to protect the interests of Minnesota Power shareholders in the event that Minnesota Power is confronted with an acquisition proposal at a price deemed by the Board to be inadequate, and to protect against acquisitions that would result in unequal treatment among shareholders. The Rights Plan is designed to prevent a potential acquiror from gaining control of the Company without offering all shareholders what the Board believes to be the full value of their investment and to otherwise preserve the long-term value of the Company for all shareholders. The Rights Plan is also designed to prevent a potential acquiror from acquiring a controlling interest in the Company through open market purchases without paying a control premium to all shareholders and can prevent other takeover tactics that the Board concludes are not in the best interests of Minnesota Power's shareholders.

     The rights are excercisable only if a person or group of affiliated or associated persons (1) acquires, or obtains the right to acquire, beneficial ownership of 15 percent or more of the outstanding Common Stock of the Company or (2) commences, or intends to commence, a tender or exchange offer that would result in the beneficial ownership by such person or group of 15 percent or more of the outstanding Common Stock of the Company. The Rights Plan is similar to those adopted by over 1,500 United States corporations, including at least 65 electric and gas utility companies. An explanation of the Rights Plan was provided to all shareholders at the time of its adoption in July 1996.

     The proponent asserts that the Rights Plan makes it more difficult for an outside concern to acquire Minnesota Power Common Stock at a premium price because it could not go directly to the shareholders with a tender offer. The Rights Plan does not prohibit a tender offer, but does encourage a potential acquiror to negotiate directly with the Board. The purpose of encouraging the outsider to negotiate with the Board is to ensure that an acquiror pays Minnesota Power shareholders a premium reflecting the full value of the Company. The Board is in a stronger position than individual shareholders to negotiate a price that maximizes the value for all of the Company's shareholders. By creating inducements for a potential acquiror to negotiate with the Board, the Rights Plan creates an orderly process that allows the Board sufficient time to evaluate whether a takeover offer is beneficial to all of the Company's shareholders, while retaining the Board's flexibility to develop alternatives that may result in greater value for the Company's shareholders. A basic objective of the Rights Plan is to encourage potential acquirors to come forward with a sound offer at the earliest possible time and to negotiate with the Board. It is well recognized that the price an acquiror is ultimately willing to pay for a company's stock can far exceed the initial offer, especially when the acquiror must negotiate with the company's board of directors.

     The Company's Rights Plan is administered by and under the control of the Minnesota Power Board of Directors. Eleven of the Company's twelve current directors are neither employees nor officers of the Company. The Board possesses a broad range of experience in business, finance and law. In the event of an offer that is in the best interests of the shareholders, the Board would have a fiduciary obligation to redeem the Rights to permit the offer to proceed. The Board is knowledgeable of its fiduciary duty to represent the interests of shareholders when evaluating the merits of any acquisition proposal.

     The Board believes that the proper time to consider redemption of the Rights is when a specific offer is made to acquire the Company's Common Stock. Redemption of the Rights prior to that time would expose the Company's shareholders to abusive takeover tactics, remove any incentive for the potential acquiror to approach the Board, and deprive the Board of the time to evaluate any third party offer and maximize value for all shareholders of the Company either through negotiations or development of alternatives.

     The Board of Directors unanimously recommends a vote "AGAINST" this shareholder proposal. The affirmative vote of a majority of shares present and entitled to vote will be required for approval of this shareholder proposal.

--------------------------------------------------------------------------------
                                 OTHER BUSINESS
--------------------------------------------------------------------------------

     The Board of Directors does not know of any other business to be presented at the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy card to vote pursuant to the proxies in accordance with their judgment in such matters.

     It is important that all proxy cards be forwarded promptly in order that the necessary vote may be present at the meeting. We respectfully request that you sign and return the accompanying proxy card at your earliest convenience.

By  order of the Board of  Directors,
Dated  March 20, 1997


Philip R. Halverson
Philip R. Halverson
Vice President, General Counsel
and Secretary

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